First National Lincoln Corporation Reports Record YTD Earnings Per Share, Up 15.7% over 2004

DAMARISCOTTA, ME, October 26 -- First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $0.96 on a fully diluted basis for the nine months ended September 30, 2005, an increase of $0.13 or 15.7% over the $0.83 reported for the same period in 2004. Net income for the nine months ended September 30, 2005, was $9,477,000, an increase of $3,280,000 or 52.9% over the $6,197,000 posted for the first nine months of 2004.

The Company also announced earnings per share of $0.34 on a fully diluted basis for the quarter ended September 30, 2005, an increase of $0.04 or 13.3% over the $0.30 reported for the same period in 2004. Net income for the quarter ended September 30, 2005, was $3,347,000, an increase of $1,131,000 or 51.0% over the $2,216,000 posted for the third quarter of 2004. Both earnings per share and net income reported by the Company set new single-quarter records.

"In my view, FNLC's year-to-date and third quarter results are excellent," commented the Company's President and Chief Executive Officer, Daniel R. Daigneault. "The integration of FNB Bankshares of Bar Harbor, Maine into FNLC is nearly complete, and we are very pleased with the relative short period of time in which this has taken place. Virtually all of our systems conversions are now complete, and in almost every facet, we are now operating as one company.

"As a result of this integration, we are now seeing the cost savings we anticipated as a result of the merger, and in many cases, these have occurred sooner than our initial projections," noted President Daigneault. "The savings have come from several areas, including elimination of out-sourced services in Bar Harbor, lower costs for functions which were duplicated in both companies, and savings from employee attrition. At the same time, we have seen significant revenue enhancements in investment management fees for First Advisors, income from merchant credit card services, as well as service charges and fees on deposit accounts.

"The acquisition of FNB Bankshares was recorded using purchase accounting rules, as required by Generally Accepted Accounting Principles," President Daigneault observed, "so our 2005 results include the impact of the acquisition since January 14, 2005 -- the date of closing -- and comparisons to 2004 are for First National Lincoln Corporation alone. A pro-forma presentation provides a more meaningful comparison, however, and assumes both companies were operating as one in all periods. On a pro-forma basis, total assets have grown in 2005 by $95.7 million -- an increase of 10.7% -- with loans increasing $75.1 million or 11.3% and investments increasing by $9.4 million or 6.1%. Our loan growth has been concentrated primarily in commercial loans and residential mortgage loans and has been strong in both regions in which the company operates -- Mid-Coast Maine and Down East Maine.

"Asset growth in 2005 was funded with deposits," President Daigneault continued, "which have increased $195.8 million or 35.0% over year end on a pro-forma basis. While a majority of this growth was in wholesale certificates of deposit, the Company has seen good growth in core deposits during 2005, especially in NOW accounts, which are among our lowest cost sources of funding. As a result of the level of deposit growth, borrowed funds decreased by $101.6 million or 44.5% during the same period."

"Our operating results on a pro-forma basis demonstrate that we are effectively merging and operating the two companies as one entity and the value the acquisition is providing for shareholders of both FNLC and FNB Bankshares," observed F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. "Pro-forma net income for the first nine months of 2005 was $9,302,000, an increase of $1,445,000 or 18.4% over pro-forma net income of $7,856,000 for the first nine months of 2004. For the quarter ended September 30, 2005, pro-forma net income was $3,347,000, a $526,000 or 18.7% increase over pro-forma net income in 2004 of $2,821,000. Although we have experienced some margin compression this year, especially in the third quarter, this compression was somewhat anticipated and is consistent with our expectation for a flattening yield curve. The resultant decrease in net interest income was offset by the cost savings attributable to the merger which were mentioned previously.

"The effectiveness of the merger can also be seen in our operating ratios, which are excellent again this quarter," Mr. Ward continued. "Our return on tangible equity, which excludes the goodwill created as a result of the FNB Bankshares acquisition, was 17.79% for the first nine months of 2005 compared to 16.89% in the first nine months of 2004. When goodwill is included, our return on average equity was 12.97% in 2005 compared to 16.85% in 2004. For the third quarter, the Company's return on tangible equity was also very strong at 18.16% compared to 17.82% for the third quarter of 2004. Our efficiency ratio remains very good at 53.31% for the first nine months of 2005, and although this has increased from 49.07% for the first nine months of 2004 as a result of the FNB Bankshares acquisition, it remains excellent compared to peers.

"We continue to pay out nearly 40% of our net income to shareholders in the form of cash dividends," Mr. Ward said, "even with the increased number of shares issued as a result of the FNB Bankshares acquisition. With the $0.135 quarterly dividend that was declared in

September, we have increased our dividend for 40 consecutive quarters and have a dividend yield of 2.81% based upon our September 30, 2005 closing price of $19.25 per share."

"In my view, we have accomplished a great amount in a relatively short period of time in integrating the two companies," President Daigneault concluded. "Completing our systems conversions and operating as one company has enabled us to reduce operating expenses very quickly, which can be seen in our operating results. Although we are now the third largest bank headquartered in Maine, First National Lincoln Corporation remains focused on meeting the financial needs of the communities its serves. This will, in my opinion, serve us very well and continues to provide an excellent investment opportunity, especially for the investor interested in a top-performing Maine company."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
In thousands of dollars	2005	2004	2004
Assets
Cash and due from banks	$ 29,507	$ 14,770	$ 16,659
Overnight funds sold	2,500	-	-
Investments:
Available for sale	49,171	51,892	52,900
Held to maturity (market values $114,098,000 at 9/30/2005, $75,600,000 at 12/31/2004, and $85,316,000 at 9/30/2004)	114,268	74,935	84,310
Loans held for sale (fair value approximates cost)	40	-	-
Loans	739,597	478,332	461,504
Less: allowance for loan losses	6,474	4,714	4,727
Net loans	733,123	473,618	456,777
Accrued interest receivable	4,759	2,791	3,026
Bank premises and equipment	16,987	9,061	9,149
Other real estate owned	-	-	-
Goodwill	27,960	125	125
Other assets	15,006	7,046	7,256
Total Assets	$ 993,321	$ 634,238	$ 630,202
Liabilities & Shareholders' Equity
Demand deposits	$ 66,792	$ 31,181	$ 33,734
NOW deposits	127,312	60,550	60,088
Money market deposits	119,419	76,411	85,651
Savings deposits	116,440	68,673	67,182
Certificates of deposit	140,450	63,900	75,423
Certificates $100,000 and over	184,911	69,129	79,401
Total deposits	755,324	369,844	401,479
Borrowed funds	126,647	207,206	172,442
Other liabilities	9,506	4,373	4,749
Total Liabilities	891,477	581,423	578,670
Shareholders' Equity
Common stock	99	74	74
Additional paid-in capital	47,806	3,973	3,851
Retained earnings	52,798	46,809	45,378
Net unrealized gains on available-for-sale securities	1,141	1,959	2,229
Treasury stock	-	-	-
Total Shareholders' Equity	101,844	52,815	51,532
Total Liabilities & Shareholders' Equity	$ 993,321	$ 634,238	$ 630,202
Prior periods have been adjusted to reflect the three-for-one stock split in 2004
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,827,356	7,356,836	7,350,040
Book value per share	$10.36	$7.18	$7.01

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the nine months		For the quarters
	ended September 30,		ended September 30,
In thousands of dollars	2005	2004	2005	2004
Interest income
Interest and fees on loans	$30,619	$17,470	$11,157	$6,172
Interest on deposits with other banks	9	4	5	1
Interest and dividends on investments	5,701	4,940	1,976	1,702
Total interest income	36,329	22,414	13,138	7,875
Interest expense
Interest on deposits	8,978	3,868	3,911	1,342
Interest on borrowed funds	3,953	2,748	1,238	921
Total interest expense	12,931	6,616	5,149	2,263
Net interest income	23,398	15,798	7,989	5,612
Provision for loan losses	100	720	-	240
Net interest income after provision for loan losses	23,298	15,078	7,989	5,372
Non-interest income
Investment management and fiduciary income	1,245	644	426	214
Service charges on deposit accounts	1,779	881	628	301
Net securities gains	-	-	-	-
Mortgage origination and servicing income	481	310	106	59
Other operating income	3,340	1,688	1,794	726
Total non-interest income	6,845	3,523	2,954	1,300
Non-interest expense
Salaries and employee benefits	8,349	5,138	2,875	1,835
Occupancy expense	1,016	655	319	227
Furniture and equipment expense	1,564	1,094	529	340
Amortization of identified intangibles	200	-	71	-
Other operating expense	5,767	3,047	2,460	1,174
Total non-interest expense	16,896	9,934	6,254	3,576
Income before income taxes	13,247	8,667	4,689	3,096
Applicable income taxes	3,770	2,470	1,342	880
NET INCOME	$9,477	$6,197	$3,347	$2,216
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the nine months ended		For the quarters ended
Dollars in thousands,	September 30		September 30
except for per share amounts	2005	2004	2005	2004

Summary of Operations
Operating Income	$43,174	$25,937	$16,092	$9,175
Operating Expense	29,927	17,270	11,403	6,079
Net Interest Income	23,398	15,798	7,989	5,612
Provision for Loan Losses	100	720	-	240
Net Income	9,477	6,197	3,347	2,216
Per Common Share Data
Basic Earnings per Share	$0.98	$0.85	$0.34	$0.30
Diluted Earnings per Share	0.96	0.83	0.34	0.30
Cash Dividends Declared	0.390	0.328	0.135	0.115
Book Value	10.36	7.01	10.36	7.01
Market Value	19.25	19.25	19.25	19.25
Financial Ratios
Return on Average Equity (a)	12.97%	16.85%	13.14%	17.78%
Return on Average Tangible Equity (a)	17.79%	16.89%	18.16%	17.82%
Return on Average Assets (a)	1.37%	1.40%	1.36%	1.44%
Average Equity to Average Assets	10.53%	8.29%	10.36%	8.12%
Average Tangible Equity to Average Assets	7.68%	8.27%	7.50%	8.10%
Net Interest Margin Tax-Equivalent (a)	3.88%	3.95%	3.76%	4.06%
Dividend Payout Ratio	39.80%	38.59%	39.71%	38.33%
Allowance for Loan Losses/Total Loans	0.88%	1.02%	0.88%	1.02%
Non-Performing Loans to Total Loans	0.40%	0.37%	0.40%	0.37%
Non-Performing Assets to Total Assets	0.30%	0.28%	0.30%	0.28%
Efficiency Ratio	53.31%	49.07%	54.64%	49.18%
At Period End
Total Assets	993,321	630,202	993,321	630,202
Total Loans	739,597	461,504	739,597	461,504
Total Investment Securities	163,439	137,210	163,439	137,210
Total Deposits	755,324	401,479	755,324	401,479
Total Shareholders’ Equity	101,844	51,532	101,844	51,532
(a) Annualized using a 365-day basis
Prior periods have been adjusted to reflect the three-for-one stock split in 2004